RenaissanceRe Holdings Announces Retirement Transition Plan for

President William I. Riker

Will Continue at RenaissanceRe through End of 2007

Hamilton, Bermuda, May 23, 2007 – RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today a retirement transition plan for William I. Riker, the Company’s President.  Mr. Riker will remain with the Company until the end of 2007, and thereafter remain an employee serving in an advisory capacity until August 2008.  Neill A. Currie, Chief Executive Officer of RenaissanceRe, will also assume the role of President.

“Bill has been an important part of RenaissanceRe since our first year of operation in 1993, playing a central role in forming and executing the strategy that has led to our success,” said Neill A. Currie, Chief Executive Officer.  “Though we will miss him as a member of the team after his departure, we look forward to working with Bill through the course of the next year.

“We are fortunate to have a highly talented and committed team which is already assuring that we build on our record of success by taking RenaissanceRe to the next stage of its growth and development,” said Mr. Currie.

“I have thoroughly enjoyed being part of RenaissanceRe’s development over the course of its history, and the many friendships I have made here,” said Mr. Riker.  “Together, we have created an industry leading company with a first-class team of professionals.  I believe RenRe is as strong as ever and the timing is right for me to consider the transition to the next part of my life.  I look forward to continuing to work with Neill and the rest of the team to facilitate a smooth transition over the next year.”

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

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Investor Contacts:

Media Contact:
RenaissanceRe Holdings Ltd.

Kekst and Company
Fred R. Donner

David Lilly or Dawn Dover

Chief Financial Officer

212-521-4800

or

Todd R. Fonner

Senior Vice President and Treasurer

441-295-4513